Exhibit 99.2

Pixelworks, Inc. Q2 2019 Conference Call
August 1, 2019

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2019 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ Vice President and CFO, Mr. Steve Moore.
Steve Moore

Good afternoon and thank you for joining us today. With me on today’s call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter 2019.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, August 1, 2019, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude gain on sale of patents, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, discount accretion on convertible debt fair value and gain on extinguishment of convertible debt. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis

Thank you, Steve and good afternoon and welcome to everyone joining us on today’s call.

As outlined in today's press release, we had a solid quarter with financial results that were in-line or better than our guidance. Second quarter revenue of $18.0 million was at the midpoint of our guidance range, reflecting continued year-over-year growth in our Mobile and Video Delivery businesses. Gross margin expanded 80 basis point sequentially and 140 basis points year-over-year to 54.1%, and operating expense came in better than anticipated, resulting in breakeven adjusted EPS for the quarter - which was the high-end of our guidance.

During the quarter, we continued to execute well across all areas of the business. As I’ve emphasized on previous calls, the team’s priority and focus continue to be on advancing our growth initiative in Mobile while maintaining our position in Projector and Video Delivery.

Customers have responded positively to Pixelworks’ expanded portfolio of visual processing solutions. Our product portfolio for mobile devices now includes multiple Iris visual processors with distinctive feature sets and at different but compelling price points, as well as our software-only, Soft Iris solutions. This expanded portfolio provides us with greater flexibility to meet specific customers’ needs and requirements in addition to expanding the total addressable market.

Looking more specifically at our Mobile business during the second quarter. Revenue grew year-over-year for the sixth consecutive quarter, and for the first half of 2019, mobile revenue increased more than 100% over first half of last year. In addition to the wins we’ve announced on recently launched smartphones incorporating both our Iris visual processors and our newly introduced Soft Iris solutions, we continued to actively sample production volume of our 5th generation Iris visual processor to a targeted group of mobile OEMs. One of these engagements is a close collaboration with a tier 1 OEM customer targeting a launch before year-end.

To briefly highlight our most recent announced wins. Earlier this week, Black Shark introduced its newest gaming phone, the Shark 2 Pro, which is the fourth Black Shark device to include our Iris visual processor. This flagship smartphone also leverages Pixelworks’ True View auto-adaptive display capabilities, including our next-generation DC Dimming technology designed specifically to enhance visual and system performance for AMOLED displays. Built on Qualcomm’s Snapdragon 855 Plus Mobile Platform, the Shark 2 Pro smartphone also embraces the full suite of visual enhancements provided by our Iris visual processor, including Pixelworks’ industry-leading Motion Engine, MEMC, technology, Always-HDR mode that provides real-time SDR-to-HDR conversion as well as a combination of Picture Quality Enhancements and High-efficiency Display Calibration.

Also recently announced, ASUS launched its next-generation ROG Phone II in conjunction with Tencent Games. The ROG II is the first smartphone to utilize our recently introduced Soft Iris technology running on Qualcomm’s flagship Snapdragon 855 and 855 Plus Mobile Platform. Leveraging our Soft Iris solution, the ROG II smartphone features industry-leading color calibration and HDR tone mapping.

As a reminder, we introduced Soft Iris in March as part of our announced cooperative agreement with Qualcomm to provide smartphone OEMs with a seamless solution to implement Pixelworks’ visual enhancement technology on mobile devices based on the Snapdragon 855 platform. This first win and commercial launch of a smartphone incorporating Soft Iris in less than 5 months is a significant accomplishment and a testament to the team’s commitment to advancing our mobile growth initiatives.

As we discussed on last quarter’s conference call, I want to re-emphasize that Soft Iris provides only a sub-set of the visual processing enhancement offered by our Iris processors. Additionally, our Soft Iris solution requires an existing high-quality display pipeline - and currently, that high-quality display pipeline is exclusively available on Qualcomm’s flagship Snapdragon 855 platform. These two distinguishing factors are important, because they demonstrate why Soft Iris is complementary to our Iris family of mobile solutions and expands our total mobile TAM versus cannibalizing our Iris visual processors.

Turning to an update on TrueCut, our innovative end-to-end solution for cinematic motion and HDR that we introduced in early Q2. As a result of close and ongoing collaboration with our lead customer YouKu, today our TrueCut solution is now enabling what’s arguably the single most comprehensive ecosystem for the creation, delivery and viewing of high-quality HDR video on mobile devices in China.

The following metrics demonstrate our significant early progress on extending TrueCut’s reach since our introduction of this innovative video delivery platform in April: as of quarter-end, there were over 2,500 hours of video content available in TrueCut format, and we expanded the number of TrueCut enabled smartphones to over 70 existing models from 6 different mobile OEMs, making TrueCut content available to over 100 million mobile device users.

As part of our previously announced agreement, YouKu is committed to remastering a significant percentage of its existing library as well as developing new high-quality HDR content mastered in original TrueCut format. Concurrently, Pixelworks is committed to qualifying additional existing mobile devices to enable streaming of high-quality HDR video content exclusively through the YouKu app. We are also increasingly focused on direct engagements with mobile and TV OEMs to offer TrueCut certification on their next-generation devices. As part of our broader TrueCut licensing model, these entirely independent and device-specific certifications enable TrueCut-quality content to be experienced on the device across all True-cut enabled content as opposed to only allowing content to be viewed via the YouKu app.

Although our early focus has primarily been on smartphones and mobile video ecosystems, TrueCut was fundamentally designed to expand the boundaries for high-quality cinematic motion and HDR content creation, while also maintaining the content creator’s original intent - regardless of the display on which it’s viewed. As such, TrueCut’s value proposition and total market opportunity extends beyond mobile to include home entertainment systems and cinematic theaters, as well as the associated software tools used for content creation/mastering. And on a related note, I want to take this opportunity to acknowledge our team following the recently announced Hollywood Professional Association’s Engineering Excellence Award for Pixelworks’ TrueCut Motion Grading tools. This prestigious and merit-based award is a testament to the impressive technical capabilities of the Pixelworks team.

Turning to our Video Delivery business -- we recorded another solid quarter, and although revenue from Video Delivery moderated slightly from Q1, revenue grew more than 70% year-over-year. Our Video Delivery revenue during the first half of this year and back-half of 2018 has largely been driven by demand for our highly-integrated and low-power XCode family of processors utilized in ADSB-compatible in-home media devices in Japan. More specifically, early-adopter demand for our Japanese customers’ set-top-box converter products was a key contributor to several consecutive quarters of year-over-year growth.

As anticipated and indicated on our last call, demand began to subside in Q2 and has now meaningfully shifted following this initial ramp - from higher volume set-top-box converter devices toward our leading Japanese customer’s advanced personal video recorders, or PVRs. Although they represent lower unit volumes due to their significantly higher price, these 4K PVR devices typically incorporate two or more XCode processors compared to converter boxes that utilize a single-chip solution.

While we anticipate continued steady demand for our XCode decoder and transcoder solutions on existing 4K PVRs designs, this will be more than offset in Q3 by a steep decline in end market demand for set-top-box converter devices. Looking out beyond Q3, as the price of both ADSB-compatible converter boxes and PVRs come down over time and additional high-quality broadcast content becomes available, we remain well positioned with key customers to benefit from a combination of renewed market demand and incremental market share gains.

Touching briefly on Digital Projector, the business performed as expected during the second quarter with revenue growing just over 20% sequentially, yet down year-over-year as we came off of a seasonally lower Q1 that was also further weakened by the inventory correction discussed last quarter.

As our projector customers successfully worked down inventory at their fiscal-year end in March, channel inventories began to normalize in the second quarter. However, consistent with our expectations and commentary earlier in the year, the macroeconomic backdrop, particularly in China, has continued to soften the profile of end market demand in the projector market.

As a result and combined with our large co-development customer’s anticipated transition to our next-generation SoC beginning in late 2019, we continue to expect lower than normal seasonal demand in our Digital Projector business.

Concluding Remarks

To close out my opening remarks, I first want to reiterate the team’s strong execution as well as emphasize our focus on meaningfully advancing our mobile initiatives. Our expanded portfolio of hardware and software-based visual processing solutions has helped to advance a number of existing engagements, while also accelerating new mobile engagement opportunities.

In order to deliver on the opportunities in our pipeline, we are consistently up-leveling the quality of our engagements and prioritizing those with the highest probable return on our sales efforts and engineering resources. This includes placing increased priority on strategic platform engagements that offer the potential for Iris solutions to be designed-in to multiple models and on multiple generations. Another benefit of these larger platform engagements is the opportunity to negotiate and leverage co-marketing resources and the marketing budgets of strategic customers and partners.

As we consider the progress we’ve made to-date, we are very pleased with the depth of our current pipeline of engagements. We are ramping our hiring for program support and are focused on the execution of active programs. We believe that if successful these programs will reach a relevant inflection point as we approach year-end, resulting in meaningful acceleration of mobile revenue exiting 2019 and extending well into 2020.

With that I'll turn the call over to Steve for a more detailed review of our second quarter financial results and guidance for the third quarter.

Steve Moore

Thank you, Todd.

Revenue for the second quarter of 2019 was $18.0 million, compared to $16.6 million in the first quarter of 2019 and revenue of $19.3 million in the second quarter of 2018. Revenue for the second quarter of 2019 reflects continued growth in the Company’s Mobile and Video Delivery businesses, offset by below normal seasonal demand in the Digital Projector market.

The breakdown of second quarter revenue by end market was as follows:

Revenue from Digital Projector was approximately $13.6 million.

Video Delivery revenue was approximately $3.6 million.

And revenue from Mobile was approximately $820,000.

Non-GAAP gross profit margin was 54.1% in the second quarter of 2019, compared to 53.3% in the first quarter and 52.7% in the second quarter of 2018.

Non-GAAP operating expenses were $9.6 million in the second quarter of 2019, compared to $10.3 million in the first quarter of 2019 and $10.0 million in the second quarter of 2018.

Adjusted EBITDA was positive $1.0 million for the second quarter of 2019, compared to a negative $464,000 in the first quarter of 2019 and positive $1.1 million in the second quarter of 2018. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

We reported a non-GAAP net loss of $97,000, or breakeven on a per share basis, in the second quarter of 2019, compared to a non-GAAP net loss of $1.5 million, or loss of 4 cents per share, in the prior quarter, and non-GAAP net income of $31,000, or breakeven on a per diluted share basis, in the second quarter of 2018.

Moving to the balance sheet, we ended the second quarter with cash, cash equivalents and short-term investments of approximately $23.3 million, a decrease of approximately $700,000 from year-end 2018.

Other balance sheet metrics include day’s sales outstanding of 37 days at quarter-end, compared with 32 days at the end of the first quarter. Inventory turns during the second quarter of 2019 were 11.0 times, compared to 10.1 times in the prior quarter.

Our guidance for the third quarter of 2019 is as follows:

We expect revenue to be in a range of between $17.5 million and $18.5 million, primarily reflecting sequential and year-over-year growth in our Mobile business combined with lower than normal seasonal demand in the Digital Projection market.

We expect non-GAAP gross profit margin of between 53% and 55%.

For operating expenses, we expect the third quarter to range between $ 9.5 million and $10.5 million on a non-GAAP basis.

And finally, we expect third quarter non-GAAP EPS to be in the range of between earnings of 1 cents and a loss 3 cents loss per share.

With that, we will now open the call for questions.